Exhibit 99.1

Archrock Announces Retirement of Chief Financial Officer Doug Aron

HOUSTON, March 25, 2026 – Archrock, Inc. (NYSE: AROC) (“Archrock” or the “Company”) today announced that Douglas S. Aron, Senior Vice President and Chief Financial Officer, has informed the Company of his intention to retire by the end of 2026 or when a successor is named. The Company has engaged an executive search firm to assist with the identification and evaluation of potential successors.

“Doug has been a valued partner and critical member of our leadership team during a period when Archrock has transformed its business and meaningfully improved its balance sheet and profitability,” said Brad Childers, President and Chief Executive Officer. “We are grateful for his many contributions and are well prepared for the next chapter with a strong leadership team and clear strategy in place,” concluded Childers.

“I want to thank the Board, Brad, and the incredibly talented team across Archrock for their trust, partnership, and commitment over the last eight years,” said Aron. “As I look ahead, I am committed to helping Archrock with a successful transition and I am excited to prioritize time with family. I look forward to continuing to follow Archrock’s future success,” concluded Aron.

About Archrock

Archrock is an energy infrastructure company with a primary focus on midstream natural gas compression and a commitment to helping its customers produce, compress and transport natural gas in a safe and environmentally responsible way. Headquartered in Houston, Texas, Archrock is a premier provider of natural gas compression services to customers in the energy industry throughout the U.S. and a leading supplier of aftermarket services to customers that own compression equipment. For more information on how Archrock embodies its purpose, WE POWER A CLEANER AMERICA™, visit www.archrock.com.

Forward-Looking Statements

This press release contains forward-looking statements. These statements are not guarantees of future performance or actions. Forward-looking statements rely on a number of assumptions concerning future events and are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Archrock expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in Archrock’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and as set forth from time to time in Archrock’s filings with the Securities and Exchange Commission. These filings are available online at www.sec.gov and www.archrock.com.

For information, contact:

Megan Repine

VP of Investor Relations

281-836-8360

investor.relations@archrock.com